Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

June 30, 2023

Intapp, Inc.

3101 Park Blvd

Palo Alto, California 94306

Ladies and Gentlemen:

We are acting as counsel to Intapp, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”) and the rules and regulations thereunder, relating to the registration of an additional 5,072,029 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), that may be issued by the Company pursuant to the Intapp, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) and the Intapp, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), each as previously approved by the Board (together, the “Plans”). The Shares are to be issued by the Company upon grant, vesting or exercise of certain stock-based awards (the “Awards”) to be granted pursuant to the Plans.

As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (ii) the Amended and Restated Bylaws of the Company; (iii) certain resolutions of the Board of Directors of the Company relating to the authorization and issuance of the Awards and the Shares; (iv) certain resolutions of the Company’s stockholders relating to the adoption of the Plans; (v) the Plans; and (vii) the Registration Statement, together with the other exhibits filed as a part thereof.

We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares have been duly authorized by the Company and, when and to the extent issued and delivered by the Company in accordance with the terms of the Awards and the Plans and paid for in full in accordance with the terms of the Plans and Awards, will be validly issued, fully paid and non-assessable .

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The reference and limitation to the “General Corporation Law of the State of Delaware” includes all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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